EXHIBIT 4.1

THIS CONVERTIBLE PROMISSORY NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION HEREOF HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURSDICTION AND MAY NOT UNDER ANY CIRCUMSTANCES BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF (OTHER THAN AS MAY BE PERMITTED BY THIS
NOTE) EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES OR BLUE SKY LAWS, OR (ii) TO THE EXTENT APPLICABLE, RULE 144 UNDER THE SECURITIES ACT (OR ANY SIMILAR RULE UNDER THE SECURITIES ACT RELATING TO THE DISPOSITION OF SECURITIES) TOGETHER WITH AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR APPLICABLE STATE SECURITIES LAWS.



                        NATIONAL INVESTMENT MANAGERS INC.
                           CONVERTIBLE PROMISSORY NOTE


U.S. $870,000.00                                                  August 2, 2005
                                                              New York, New York

            The undersigned, National Investment Managers Inc., a Florida corporation with offices at 830 Third Avenue, New York, New York 10022 (the "Company"), promises to pay to Stephen H. Rosen (the "Holder"), at such place as may be designated by the Company to the Holder, the principal sum of Eight Hundred Seventy Thousand Dollars ($870,000.00), plus interest, in the manner and on the terms set forth below.

      SECTION 1.  Principal and Interest.

            (a) Subject to the conversion rights set forth below, principal under this Note shall be payable in two (2) equal successive annual installments of Four Hundred Thirty Five Thousand Dollars ($435,000.00) each on July 31, 2006 and July 31, 2007 (the "Maturity Date"). This Note may be prepaid at any time or from time to time without penalty or premium.

            (b) Interest on the principal amount hereof from time to time outstanding shall accrue at a rate per annum equal to seven percent (7%), computed on the basis of a 360-day year. Interest accrued on the principal amount hereof from time to time outstanding shall be due and payable annually, in arrears, together with payments of principal.

      Payments of principal and interest hereunder shall be subordinated in right of payment to the payment of all Senior Indebtedness, to the extent and in the manner set forth in the agreements and instruments evidencing such Senior Indebtedness, provided, however, that the foregoing subordination shall not prohibit regularly scheduled payments of principal and interest to the Holder hereunder for so long as the Company is not in default under the terms of such Senior Indebtedness. "Senior Indebtedness" shall mean the principal of, premium, if any, and interest on the Company's or any of the Company's subsidiaries' indebtedness for money borrowed, whenever created, incurred or assumed by the Company or any such subsidiary, as borrower, guarantor or otherwise, whether currently outstanding or hereafter created. By its acceptance of this Note, Holder agrees to execute and deliver any documentation requested by the Company or any holder of Senior Indebtedness evidencing the foregoing subordination.

      SECTION 2.  Stock Purchase Agreement.

            This Note is issued pursuant to a Stock Purchase Agreement, dated August __, 2005, by and among the Company, Stephen H. Rosen & Associates, Inc., Elizabeth Davies and the Holder (as amended at any time, the "Stock Purchase Agreement"), and is intended to be afforded the benefits thereof. Capitalized terms used but not otherwise defined herein shall have the meanings given such terms in the Stock Purchase Agreement.

      SECTION 3.  Offset Rights.

            Amounts of principal and interest due and payable by the Company hereunder are subject to offset, in direct order of maturity, on a pro rata basis with amounts due under the Convertible Promissory Note, of even date herewith, delivered by the Purchaser to Elizabeth Davies (the "Davies Note"), in proportion to their respective original principal amounts (the "Sharing Ratio"), as follows:

            (a) for indemnification claims made by the Company, on a dollar-for-dollar basis, in accordance with the provisions of Section 10.6 of the Stock Purchase Agreement, subject to the limitation in Section 10.8 of the Stock Purchase Agreement with respect to Elizabeth Davies;

            (b) for failure of the Company's affiliate, Stephen H. Rosen Associates, Inc. ("SHRA"), during the 12-month period commencing on the date hereof (the "First Measurement Period"), to achieve EBITDA (as defined below) of $540,000 (the "Minimum EBITDA"), as determined by the Company's accountants, in which event the installments of principal and interest due and payable under this Note on July 31, 2006 shall be reduced by an amount equal to the amount by which the Minimum EBITDA exceeds the EBITDA of SHRA during the First Measurement Period; and

            (c) for failure of SHRA, during the 12-month period following the First Measurement Period (the "Second Measurement Period"), to achieve the Minimum EBITDA, as determined by the Company's accountants, in which event the installments of principal and interest due and payable under this Note on July 31, 2007 shall be reduced by an amount equal to the amount by which the Minimum Amount exceeds the EBITDA of SHRA during the Second Measurement Period.

            Notwithstanding the foregoing, (i) if the payments under this Note are reduced due to an EBITDA shortfall for the First Measurement Period, such reduced amount shall be reinstated at the end of the Second Measurement Period if, and to the extent that, the combined EBITDA for the First Measurement Period and the Second Measurement Periods equals or exceeds $1,080,000, and (ii) there shall be no offset for any shortfall during the Second Measurement Period if and to the extent that the combined EBITDA for the First Measurement Period and the Second Measurement Period equals or exceeds $1,080,000.

            No reduction of principal or interest due and payable under this Note shall be made on account of an EBITDA shortfall if this Note is accelerated due to an Event of Default under Section 5(d) hereof (termination of Holder's employment without cause) or Section 5(e) hereof (SHRA's election not to renew the Employment Agreement).

            If this Note is converted in whole or in part, and amounts to be offset hereunder exceed remaining amounts due and payable, such excess shall be paid by the Holder to the Company in cash no later than ten (10) business days after the Company's demand therefor.

            Notwithstanding anything in this Note to the contrary, the Company shall be afforded a grace period of ten (10) business days from the end of each of the First Measurement Period and the Second Measurement Period, respectively, to determine the amounts, if any, to be offset under this Section 3.

            For purposes of this Note, "EBITDA" means pre-tax income, plus interest expense, plus depreciation and amortization expense, as determined by the Company's certified public accountants, which determination shall be binding on the parties. In determining EBITDA, salary expense attributable to Stephen H. Rosen shall not exceed $100,000 during any 12-month period.


      SECTION 3A.  Increase in Note Principal.

            In the event that EBITDA for SHRA for the First Measurement Period exceeds $660,000, an amount equal to thirty percent (30%) of such excess shall be payable by the Company to the Holder and Davies as additional principal (without interest) no later than thirty (30) days after the end of the First Measurement Period, allocable to the Holder and Davies in accordance with the Sharing Ratio.

            In the event that EBITDA for SHRA for the Second Measurement Period exceeds $660,000, an amount equal to thirty percent (30%) of such excess shall be payable by the Company to the Holder as additional principal (without interest) no later than (30) days after the end of the Second Measurement Period, allocable to the Holder and Davies in accordance with the Sharing Ratio.

      Notwithstanding the foregoing, if (i) the Holder is offered continued employment at the end of the one-year term of the Employment Agreement (as defined below) and declines such offer, or (ii) the Holder resigns from his employment with SHRA or is terminated for Cause (as defined in the Employment Agreement) prior to the Maturity Date (a "Section 3A Termination Event"), then any right to payment under this Section 3A shall terminate, and any payments previously made by the Company under this Section 3A shall be repaid to the Company upon demand therefor.

      Amounts payable under this Section 3A shall not be affected by any conversion of all or any portion of this Note.


      SECTION 4.  Conversion.

            (a) Conversion Right. (i) Commencing on the date hereof, until the close of business on July 31, 2007, the Holder shall have the right, from time to time (the "Conversion Right") in its sole discretion, to convert all or a portion of the outstanding principal amount and accrued and unpaid interest then-outstanding hereunder into such number of shares ("Conversion Shares") of the Common Stock, par value $0.001 per share, of the Company (the "Common Stock"), as are determined by dividing (i) the sum of the principal and interest to be converted by (ii) the Conversion Price (as defined below); provided, however, that any conversion hereunder shall be in increments of principal and interest of not less than Twenty-Five Thousand Dollars ($25,000) or the entire remaining outstanding balance of this Note, whichever is less. Any portion of the principal and interest hereunder that is so converted shall be deemed to be converted in the direct order of maturity and applied against the earliest cash payment(s) that would otherwise be due and payable hereunder.

            "Conversion Price" for any conversion hereunder shall be equal to the Fair Market Value per share of the Common Stock as in effect on the Determination Date.

            "Determination Date" shall mean the June 30 or December 31, whichever is the most recent, preceding the date of exercise of the related Conversion Right.

            "Fair Market Value" of a share of Common Stock as of the "Determination Date shall mean:

            (i) If the Company's Common Stock is traded on the American Stock Exchange or another national exchange or is quoted on the National or SmallCap Market of The Nasdaq Stock Market, Inc.("Nasdaq"), then the volume-weighted average sale price of the Common Stock for the five (5) trading days immediately preceding the Determination Date, as officially reported.

            (ii) If the Company's Common Stock is not traded on the American Stock Exchange or another national exchange or on the Nasdaq but is traded on the NASD OTC Bulletin Board or the "pink sheets", then the volume-weighted average sale price of the Common Stock for the five (5) trading days immediately preceding the Determination Date or, if no sales take place during such five (5) trading day period, the average of the closing bid and asked prices thereof over such five (5) trading day period, as officially reported.

            (iii) If the Company's Common Stock is not publicly traded, then as determined in good faith by the Board of Directors of the Company.

            (b) Reclassification, Etc. In case of (i) any reclassification, reorganization, split, subdivision, change or conversion of securities of the class issuable upon conversion of the outstanding principal amount and accrued and unpaid interest then-outstanding hereunder (other than a change in par value, or from par value to no par value), or (ii) any consolidation of the Company with or into another entity (other than a merger or consolidation with another entity in which the Company is the acquiring and the surviving entity and that does not result in any reclassification or change of outstanding securities issuable upon the conversion of the outstanding principal amount and accrued and unpaid interest then-outstanding hereunder), or (iii) any sale of all or substantially all the assets of the Company, then the Company, or such successor or purchasing entity, as the case may be, shall duly execute and deliver to the Holder a new Note or a supplement hereto (in form and substance reasonably satisfactory to the Holder of this Note), so that the Holder shall have the right to receive, at a total purchase price not to exceed the outstanding principal amount and accrued and unpaid interest then-outstanding hereunder, and in lieu of the shares of Common Stock theretofore issuable upon the conversion of such outstanding principal amount and accrued and unpaid interest then-outstanding hereunder, the kind and amount of shares of stock and other securities, money and property receivable upon such reclassification, reorganization, change, merger, consolidation or conversion by a holder of the number of shares of Common Stock then issuable under this Note. Such new Note shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 4. The provisions of this Section 4(b) shall similarly attach to successive reclassifications, reorganizations, changes, mergers, consolidations, transfers or conversions.

            (c) No Impairment. The Company will not, by amendment of its certificate of incorporation or bylaws or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment. This provision shall not restrict the Company from amending and/or restating its Certificate of Incorporation in accordance with applicable law.

            (d) Fractional Shares. At the Company's election, the Company may either (i) issue fractional shares of Common Stock in connection with the exercise of a Conversion Right hereunder, or (ii) in lieu of issuing such fractional shares, make a cash payment therefor based on the Conversion Price then in effect.

      SECTION 5.  Events of Default.

            The occurrence of any of the following events shall constitute an event of default (an "Event of Default"):

            (a) a default in the payment of the principal amount of this Note, and continuance of such default or breach for a period of five business days thereafter;

            (b) a default in the payment of any accrued and unpaid interest on this Note, and continuance of such default or breach for a period of five business days thereafter;

            (c) (i) the entry of a decree or order by a court having jurisdiction adjudging the Company bankrupt or insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company, under United States bankruptcy or insolvency law, as now or hereafter constituted, and the continuance of any such decree or order unstayed and in effect for a period of 120 days; (ii) the commencement by the Company of a voluntary case under United States bankruptcy law, as now or hereafter constituted, or the consent by the Company to the institution of bankruptcy or insolvency proceedings against it; (iii) the appointment of a receiver, liquidator, assignee, trustee, or similar official of the Company or of any substantial part of its property that is not discharged within 120 days;
(vi) the making by the Company of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action;

            (d) the termination of Rosen's employment with SHRA by SHRA without Cause, as defined in the employment agreement between SHRA and the Holder dated the date hereof (the "Employment Agreement"); or

            (e) SHRA's election not to renew the Employment Agreement upon the expiration of the original one-year term thereof.


      SECTION 6.  Remedies in the Event of Default.

            (a) In the case of any Event of Default by the Company, the Holder, may in its sole discretion, demand that the aggregate amount of principal outstanding hereunder and accrued and unpaid interest thereon shall, in addition to all other rights and remedies of the Holder hereunder and under applicable law, be and become immediately due and payable upon written notice delivered by the Holder to the Company. Notwithstanding the preceding sentence, the rights of the Holder as set forth in Section 4 hereunder shall survive any such acceleration to the extent set forth in this paragraph. If the Holder shall accelerate and receive cash payment of the aggregate amount of principal outstanding hereunder and all accrued and unpaid interest thereon and then elects to exercise the Conversion Right within thirty (30) days after receipt of such payment, the Holder shall pay the Company for shares of Common Stock issued under such Conversion Right.

            (b) The Company hereby waives demand and presentment for payment, notice of nonpayment, protest and notice of protest, diligence, filing suit, and all other notice and promises to pay the Holder its costs of collection of all amounts due hereunder, including reasonable attorneys' fees.

            (c) In the case of any Event of Default or breach of this Note by the Company, this Note shall continue to bear interest after such default or breach at the interest rate otherwise in effect hereunder plus 3% per annum (but in any event not in excess of the maximum rate of interest permitted by applicable law). The Company shall reimburse the Holder for costs of collection, including reasonable attorneys' fees, following an Event of Default.

      SECTION 7. Voting Rights.

            This Note shall not entitle the holder hereof to any voting rights or other rights as a stockholder of the Company prior to the conversion of this Note.

      SECTION 8. Representations of the Holder - Securities Law Matters.

            By its acceptance of this Note, the Holder represents and warrants to the Company that:

            (a) The Holder has been given access to full and complete information regarding the Company and has met with representatives of the Company concerning the terms and conditions of this Note and the Conversion Shares (collectively, the "Securities") and the business and operations of the Company, and understands that there is no assurance as to the future performance of the Company.

            (b) The Holder is aware that the Securities are a speculative investment that involves a high degree of risk The Holder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Securities and has obtained, in its judgment, sufficient information from the Company to evaluate the merits and risks of an investment in the Company.

              (c) The Holder understands that, although the Company's common stock currently trades on the OTC Bulletin Board, the Securities have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or the securities laws of certain states in reliance on specific exemptions from registration, and acknowledges that the Company is relying on the Holder's representations herein for the purpose of determining whether this transaction meets the requirements of the exemptions afforded by the Securities Act and certain state securities laws. The Holder acknowledges that there is no assurance that the Company will file any registration statement for the Securities, that such registration statement, if filed, will be declared effective or, if declared effective, that the Company will be able to keep it effective until the Holder sells the securities registered thereon. The Holder is purchasing the Securities for its own account for investment and not with a view to, or for sale in connection with, any subsequent distribution of the

Securities, nor with any present intention of selling or otherwise disposing of all or any part of the Securities. The Holder acknowledges and agrees that the purchase of the Securities is a long-term investment, and that the Holder may have to bear the economic risk of investment for an indefinite period of time because the Securities have not been registered under the Securities Act and may never be registered, and cannot be resold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the Securities Act and under applicable securities laws of certain states, or an exemption from such registration, including an exemption under Rule 144 of the 1933 Act, is available. The Holder acknowledges and understands that the Company is under no obligation to register the Securities or to assist the Holder in complying with any exemption from such registration under the Securities Act or any state securities laws.


      SECTION 9.  Miscellaneous.

            (a) This Note is not assignable by the Holder without the Company's prior written consent, which may be withheld by the Company in its sole discretion. This Note and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors (including, with respect to Holder, his estate and personal representative(s) upon his death) and permitted assigns.

            (b) All notices, demands and requests of any kind to be delivered to any party in connection with this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered or if sent by nationally-recognized overnight courier or by registered or certified airmail, return receipt requested and postage prepaid, addressed as follows:

                        (i) if to the Company:

                        National Investment Managers Inc.
                        830 Third Avenue
                        New York, NY 10022
                        Fax No.: 212 581 7010
                        Attention:  Richard E. Stierwalt

                        with a copy to:

                        Cohen Tauber Spievack & Wagner LLP
                        420 Lexington Avenue
                        Suite 2400
                        New York, NY 10170

                        Attention: Adam Stein, Esq.

                        (ii) if to the Holder, to:

                        Stephen H. Rosen
                        426 Queensboro Lane
                        Haddonfield, NJ  08033

                        with a copy to:

                        Fox Rothschild LLP
                        2000 Market Street
                        Philadelphia, PA 19103-3291

                        Attention: Mark L. Silow, Esq.

            Each party, by written notice given to the other in accordance with this Section, may change the address to which notices, other communication or documents are to be sent to such party. All notices, other communications or documents shall be deemed to have been duly given when received. Any such notice or communication shall be deemed to have been effectively given (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of nationally-recognized overnight courier, on the second business day after the date when sent and (iii) in the case of mailing, on the fifth business day following that day on which the piece of mail containing such communication is posted. Notice hereunder may be given on behalf of the parties by their respective attorneys.

            (c) This Note may not be modified or amended, or any of the provisions hereof waived, except by written agreement of the Company and the Holder.

            (d) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict or law provision or rule.

            (e) This Note may be executed in counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute one note. The Note may be signed and delivered to the other party by a facsimile transmission; such transmission shall be deemed a valid signature.

            (f) Each of the parties shall be responsible for its own costs and expenses incurred in connection with the transactions contemplated hereby.





                            [SIGNATURE PAGE FOLLOWS]

            IN WITNESS WHEREOF, the Company and the Holder have executed this Note on the date first above written.

                                    NATIONAL INVESTMENT MANAGERS INC.


                                    By:___________________________




                                    ---------------------------
                                         STEPHEN H. ROSEN










                   [SIGNATURE PAGE - ROSEN CONVERTIBLE PROMISSORY NOTE]

                                    EXHIBIT A

                     NOTICE OF ELECTION TO EXERCISE CONVERSION RIGHT

Date: ___________, 200_

To:   National Investment Managers Inc.

From: Stephen H. Rosen

Re:   Exercise of the Conversion Right


      Pursuant to the terms of the Convertible Promissory Note (the "Note") issued by National Investment Managers Inc. (the "Company") to Stephen H. Rosen (the "Holder"), dated _________ __, 2005, specifically Section 4 thereof, the Holder hereby notifies the Company of its intention to exercise its right of conversion.

      In accordance with Section 4(a) of the Note, any portion of the principal and interest of the Note hereby converted shall be deemed to be converted in the direct order of maturity and applied against the earliest cash payment(s) that would otherwise be due and payable under the Note.

      Principal to be converted into Common Stock: $ ____________________

      Accrued and unpaid interest to be converted into Common Stock:
$______________


                                    Sincerely,





                                    ---------------------------
                                    Stephen H. Rosen